Exhibit 99.2

Company Contact:

Mr. Andrew J. Whalen
Chief Executive Officer
BioElectronics Corporation
4539 Metropolitan Court
Frederick, Maryland 21704
Tel: 301,874.4890
Fax: 301.874.6935
Email: info@bielcorp.com
www.bielcorp.com

FOR RELEASE AT 8:00 a.m. EST (New York) on January 13, 2011

Bioelectronics Corporation Appoints Cherry, Bakaert and Holland as its Independent Registered Public Accounting Firm

FREDERICK, Maryland, January 13, 2011  -- BioElectronics Corporation (PINKSHEETS: BIEL.PK the “Company”), today announced that it has replaced Berenfeld, Spritzer, Shechter, Sheer, LLP (“Berenfeld”) as the Company’s independent registered public accounting firm and has appointed  Cherry, Bakaert, and Holland. In December 2010,  Berenfeld ceased operations and liquidated in the State of Florida.

The decision to change auditors was not the result of any disagreement between the Company and Berenfeld on any matter of accounting practices, financial statement disclosure, or auditing scope or procedure. The change was authorized and approved by the Company’s board of directors on January 11, 2011.

About BioElectronics:
BioElectronics Corporation (PINKSHEETS: BIEL) is the maker of safe, inexpensive, drug-free medical devices and patches that deliver pulsed electromagnetic energy to relieve pain and inflammation. The company's wafer thin patches contain an embedded microchip and battery that deliver pulsed electromagnetic energy, a clinically proven and widely accepted anti-inflammatory and pain relief therapy that heretofore has only been possible to obtain from large, facility-based equipment. BioElectronics markets and sells its current products under the brand names ActiPatch®, RecoveryRx™, Allay™ Menstrual Pain Therapy and HealFast™ Therapy for cats, dogs and horses. The company is headquartered in Frederick, MD. For more information, visit www.bielcorp.com.

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